UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2014

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On February 6, 2014, VeriSign, Inc. (“Verisign” or the “Company”) announced its financial results for the fiscal quarter ended and year ended December 31, 2013, and certain other information, including information on the third quarter domain name renewal rate. A copy of this press release is attached hereto as Exhibit 99.1.
The information in this Item 2.02 of Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Use of Non-GAAP Financial Information
Verisign provides quarterly and annual financial statements that are prepared in accordance with generally accepted accounting principles (GAAP). Along with this information, we typically disclose and discuss certain non-GAAP financial information in our quarterly earnings releases, on investor conference calls and during investor conferences and related events. This non-GAAP financial information does not include the following types of financial measures that are included in GAAP: discontinued operations, stock-based compensation, amortization of other intangible assets, impairments of goodwill and other intangible assets, restructuring charges, contingent interest payments to holders of our Subordinated Convertible Debentures, unrealized gain/loss on contingent interest derivative on Subordinated Convertible Debentures, and non-cash interest expense. Non-GAAP financial information is also adjusted for a 28 percent tax rate starting from the third quarter of 2012 and 30 percent for all other periods presented herein, both of which differ from the GAAP tax rate.
Following the offering of our 4.625% senior notes due 2023 (the “Notes”), we disclose our Adjusted EBITDA for the three months ended December 31, 2013 and 2012, and the year ended December 31, 2013. Adjusted EBITDA is a non-GAAP financial measure and is calculated in accordance with the terms of the indenture governing the Notes. Adjusted EBITDA refers to net income before interest, taxes, depreciation and amortization, stock-based compensation, unrealized loss (gain) on contingent interest derivative on the Subordinated Convertible Debentures and unrealized loss (gain) on hedging agreements.
All non-GAAP figures for each period presented in Exhibit 99.1 have been conformed to exclude the foregoing items under GAAP.
Following the offering of our Notes, we are currently required to disclose annually the following non-guarantor subsidiary financial information pursuant to section 4.2(d) of the indenture governing the Notes:
As of December 31, 2013, our non-guarantor subsidiaries collectively had (1) liabilities (excluding intercompany liabilities) of $328.0 million (10.6% of our consolidated total liabilities), of which $274.1 million were deferred revenues, (2) assets (excluding intercompany assets) of $1,513.8 million (56.9% of our consolidated total assets), of which $1,473.5 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries and (3) assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $40.3 million (4.3% of our consolidated total assets, excluding cash, cash equivalents and marketable securities).
For the twelve months ended December 31, 2013, our non-guarantor subsidiaries collectively had Adjusted EBITDA of $244.2 million (37.8% of our consolidated Adjusted EBITDA), which includes intercompany transactions with the Company. Such intercompany transactions represent the majority of our non-guarantor subsidiaries’ aggregate expenses. Intercompany transactions and allocations of revenues and costs between the parent and the non-guarantor subsidiaries can vary significantly. Therefore, we believe that period-to-period comparisons of Adjusted EBITDA of our non-guarantor subsidiaries may not necessarily be meaningful.
Management believes that this non-GAAP financial data supplements our GAAP financial data by providing investors with additional information that allows them to have a clearer picture of the Company’s operations. The presentation of this additional information is not meant to be considered in isolation nor as a substitute for results prepared in accordance with GAAP. We believe that the non-GAAP information enhances the investors’ overall understanding of our financial performance and the comparability of the Company’s operating results from period to period. In the press release attached hereto as Exhibit 99.1, we have provided a reconciliation of the non-GAAP financial information that we provide each quarter with the comparable financial information reported in accordance with GAAP for the given period, as well as a reconciliation of consolidated Adjusted EBITDA to consolidated net income, the most directly comparable GAAP measure.

Item 8.01.	Other Events.
On January 31, 2014, the board of directors of the Company authorized the repurchase of up to approximately $527.6 million of our common stock, in addition to the approximately $472.3 million of our common stock remaining available for repurchase under the previous 2013 Share Buyback Program, for a total repurchase of up to $1 billion of our common stock (collectively, the “2014 Share Buyback Program”) at a price per share and upon such terms and conditions as the Company’s Chief Executive Officer shall determine are reasonable, appropriate and in the best interests of the Company. The 2014 Share Buyback Program has no expiration date. Purchases made under the 2014 Share Buyback Program can be effected through open market transactions, block purchases, accelerated share repurchase agreements or other negotiated transactions.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Text of press release of VeriSign, Inc. issued on February 6, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: February 6, 2014	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Text of press release of VeriSign, Inc. issued on February 6, 2014.